Exhibit 99.1

Ingersoll Rand Expects to Report Second Quarter Revenues and EPS

Above Prior Company Guidance

Announces Plans to Divest European Refrigerated Display Case Business

Swords, Ireland, July 16, 2010 – Ingersoll-Rand plc (NYSE:IR), a world leader in creating and sustaining safe, comfortable and efficient environments, today announced that it expects to report second quarter 2010 earnings per share (EPS) from continuing operations in the range of $0.74 to $0.76 per share, including restructuring and productivity investments. Expected EPS would exceed management’s prior forecast range of $0.62 to $0.72.

Second quarter revenues are anticipated to approximate $3.7 billion, which would be an increase of seven percent compared with 2009, and exceed the company’s prior revenue growth forecast range of three percent to six percent.

“Second quarter activity exceeded expectations in a number of our end markets,” said Michael Lamach, chairman, president and chief executive officer. “We successfully leveraged the higher volumes with productivity improvements to significantly increase our year-over-year operating margins and surpass our prior earnings forecast.”

A more comprehensive review of second quarter results and the full year 2010 forecast will be discussed in the company’s second quarter earnings release and conference call scheduled for July 23.

The company also announced that it plans to divest its European refrigerated display case business, which is sold under the KOXKA brand and was previously reported as part of the company’s Climate Solutions segment. “This transaction represents another step in the realignment of our product portfolio and manufacturing capacity as we accelerate productivity initiatives in our core businesses,” said Lamach.

“The KOXKA business has a strong brand and a dedicated workforce, and I want to thank the employees for their contributions during difficult business conditions. At present we are evaluating proposals from a number of purchasers whose primary focus is on developing the full potential of the business for the long term,” said Lamach.

This divestiture will have no impact on Ingersoll Rand’s Hussmann refrigeration business in any other part of the world. KOXKA operations will continue without disruption and will meet customer requirements for products and high quality service.

-more-

Follow Ingersoll Rand at http://twitter.com/IngersollRand

KOXKA designs, manufactures and markets commercial refrigeration equipment through company-owned sales branches and a network of distributors throughout Europe, Africa and the Middle East. KOXKA has two manufacturing facilities in Spain and currently employs 445 people. 2010 full year revenues are expected to approximate $80 million.

Because of the planned sale, this business will be reported as part of discontinued operations, net of tax, for the second quarter of 2010 and all prior periods. The divestiture is expected to add approximately $0.02 to second quarter 2010 EPS from continuing operations compared with prior guidance and is reflected in the company’s updated EPS guidance of $0.74 to $0.76. The divestiture is also expected to result in a loss of approximately $35 million, which will be reflected as an impairment charge to discontinued operations for the second quarter.

# # #

Ingersoll Rand (NYSE:IR) is a world leader in creating and sustaining safe, comfortable and efficient environments in commercial, residential and industrial markets. Our people and our family of brands—including Club Car®, Hussmann®, Ingersoll Rand®, Schlage®, Thermo King® and Trane® —work together to enhance the quality and comfort of air in homes and buildings, transport and protect food and perishables, secure homes and commercial properties, and increase industrial productivity and efficiency. We are a $13 billion global business committed to sustainable business practices within our company and for our customers.

This news release includes “forward-looking statements,” which are any statements that are not historical facts. These forward-looking statements are based on Ingersoll Rand’s current expectations and there can be no assurance that such expectations will prove to be correct. Forward-looking statements are subject to changes in circumstances, risks and uncertainties, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Information about factors that could cause such differences can be found in Ingersoll Rand’s Form 10-K for the year ended December 31, 2009, in its Form 10-Q for the quarter ended March 31, 2010 and in its other SEC filings. General U.S. and international economic and political conditions, the outcome of litigation and governmental proceedings, changes in government regulations and tax laws and the impact of its incorporation in a non-U.S. jurisdiction, such as Ireland, are examples of factors, among others, that could cause actual results to differ materially from those anticipated in the forward-looking statements. These forward-looking statements are based on Ingersoll Rand’s current expectations and the company assumes no obligation to update these forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements.

For more information, visit ingersollrand.com or contact:

Media: Patricia Blackburn

(704) 655-4516

Analysts: Joe Fimbianti

(732) 652-6718

Follow Ingersoll Rand at http://twitter.com/IngersollRand